                                                                    EXHIBIT 99.2

                               (EQUITY INNS LOGO)

Equity Inns Inc (ticker: ENN, exchange: New York Stock Exchange) News Release - October 19, 2004

--------------------------------------------------------------------------------
EQUITY INNS ANNOUNCES PRICING OF PUBLIC OFFERING OF 5,250,000 SHARES OF
COMMON STOCK


GERMANTOWN, Tenn.--(BUSINESS WIRE)--Oct. 19, 2004--Equity Inns, Inc. (NYSE:
ENN), a hotel real estate investment trust (REIT), today announced it has priced a public offering of 5,250,000 shares of its common stocks at $9.75 per share. Equity Inns intends to use net proceeds from this offering to fund previously announced acquisitions and general corporate purposes, including future acquisitions.

The Company also has granted the underwriters an over-allotment option to purchase up to 787,500 additional shares. Citigroup is sole book running manager, Friedman, Billings, Ramsey is co-lead manager and A.G. Edwards, Morgan Keegan & Company, Inc. and Stifel, Nicolaus & Company, Incorporated are co-managers.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Company's securities, nor shall there be any sale or an offer to buy these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus supplement and base prospectus related to the offering, when available, may be obtained from the offices of Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, Brooklyn, New York 11220.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 99 hotels with 12,394 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.

    CONTACT: Equity Inns, Inc.
             Howard Silver, 901/754-7774
               or
             Integrated Corporate Relations, Inc.
             Brad Cohen, 203/222-682-8211

    SOURCE: Equity Inns, Inc.